Rocky Mountain High Brands Receives First Shipment of

$1.6 Million Machinery for Its Co-Packing Subsidiary

PLANO, Texas--November 19, 2020 (GLOBE NEWSWIRE)--Rocky Mountain High Brands, Inc. (OTCPK: RMHB) announced today that the first shipment of machinery was delivered to its co-packing subsidiary in Plano, Texas as part of the asset purchase agreement with Mogul Trading, LLC.

On September 17, 2020, RMHB purchased $1,600,000 worth of machinery from Mogul Trading for shares of Rule 144 stock in RMHB. The shares were issued in September and are reflected in the outstanding share count on the OTC Markets website. The purchase price included delivery of all the acquired assets to the co-packing facility operated by Rocky Mountain Productions, Inc. (RMP) in Plano and will be installed production ready. The installation of all the acquired assets will be at Mogul Trading’s sole cost and expense.

The additional acquired machinery accommodates hand sanitizer and expanding the beverage filling capabilities of Rocky Mountain Productions. The equipment decisively shapes the Company’s future and capacity for new innovations.  The inventory that arrived primarily consisted of:

•         mono block bottle system with feeder, wash, filler, and capper

•         12-head rotary bottle line system with feeder, descrambler, and capper

•         numerous smaller component parts

Coming soon, shipments of additional machinery will include:

•	12-head rotary bottle line system
•	stainless steel two-head filler system
•	stainless steel four-head filler system
•	three labeling machines
•	pallet wrapper
•	miscellaneous component parts

“Rocky Mountain Productions continues to expand by pursuing a solid, long-term growth strategy. Sustainability is firmly embedded in its strategy to combine success with responsible action – to seize opportunities that deliver value. This asset purchase is proof positive that we are pursuing the right strategy and, above all, that it will enable a successful trajectory for our future,” said Charles Smith, President of RMP.

David Seeberger, CEO and General Counsel of RMHB, stated, “The Company is proud that Mogul Trading has expressed its confidence in us, and makes it clear we have a solid, reliable business relationship. With this acquisition, the Company is not only building a strategic relationship between two companies, but broadening its machine portfolio, while expanding its range of services and depth of added value significantly.

“This is a thrilling day for our company and employees. We view Rocky Mountain as one of the leaders in the hemp beverage space and are excited to continually grow this partnership,” said Mohammad Rameel Sheikh, CEO of Mogul Trading. “The big winners today are the consumers and shareholders. With the new additional machinery arriving, Rocky Mountain will be able to reach a wider audience to satisfy the needs of this rapidly growing market.”

About Mogul Trading LLC

The parent company of Mogul Trading LLC is OHK Global Inc., a privately owned organization headquartered in Houston, TX. Through its subsidiaries and sister companies, OHK manages over 30 retail locations throughout Texas. Recognized for its service, quality products, and convenient services, OHK strives to provide the best customer experience with the lowest prices.

About Rocky Mountain High Brands

Rocky Mountain High Brands, Inc. (OTCPK: RMHB) is a consumer goods Company that specializes in health conscious hemp-infused beverages and a naturally high alkaline spring water under the name Eagle Spirit Spring Water. The Company also co-packs beverages and hand sanitizers. Our mission is to assist others in their journey to live productive, fulfilling, and healthy lives.

For product information, please visit: www.hempd.com and www.eaglespiritwater.com.

Information about Forward-Looking Statements: This release may include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involves risks and uncertainties including, but not limited to, the impact of competitive products, the ability to meet customer demand, the ability to manage growth, acquisitions of technology, equipment, or human resources, the effect of economic business conditions and the ability to attract and retain skilled personnel. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations. The Company is not obligated to revise or update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Contact:

Investor Relations:
Paul Knopick

E & E Communications
pknopick@eandecommunications.com
940.262.3584

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